PRODUCT SUPPLEMENT STEPS-1 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STEP Income SecuritiesSM

(the “Notes”)

The Notes:

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We may offer from time to time STEP Income Securities (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will be linked to one or more market measures (each a “Market Measure”), which will be described in a relevant prospectus supplement (which may be called a “term sheet” or “index supplement”). This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements which will describe the specific terms of that issue of Notes. Such term sheets will describe the Market Measure that will be used to calculate a return on the Notes offered thereby, or identify the index supplement which describes the Market Measure. Such prospectus supplements also may describe any additions or changes to the Market measure described in the relevant index supplement or the terms specified in this product supplement.

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The Notes are designed for investors who seek periodic interest payments on their investment and an additional payment at Maturity (the “Step Payment”) if the closing level of the Market Measure (or in certain cases two or more Market Measures) is at or above (or at or below, in the case of Notes that will pay a Step Payment if the level of the Market Measure decreases (“Bear Notes”)) its applicable Step Level (as defined herein) on the relevant valuation date shortly before the maturity date (the “Valuation Date”). Investors should be willing to lose some or all of their principal if the Market Measure or Market Measures decline below (or, in the case of Bear Notes, rise above) a certain level (the “Threshold Level”) on the Valuation Date. Investors should also be willing to accept that at maturity there will be no Step Payment if the closing level of the Market Measure is below (or, in the case of Bear Notes, above) the Step Level on the Valuation Date. The rate of interest, the amount of the Step Payment, the Step Level, the Threshold Level and the Valuation Date will be set forth in the applicable term sheet.

•	The Notes will be denominated in U.S. dollars or as specified in the applicable term sheet.

•

There will be no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the Notes at maturity other than any interest payable unless otherwise provided for in the applicable term sheet.

•

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

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A Market Measure may be a single stock, a basket of single-stocks, a commodity- or equity-based index, a basket of indices, the value of a single commodity or item, or any other statistical measure of economic or financial performance including, but not limited to, any consumer price or mortgage index, or any combination thereof. As may be set forth in an applicable term sheet, the Notes also may be linked to two or more Market Measures and payment on the Notes may be determined by comparison or combination of the levels of those Market Measures. Any reference to “Market Measure” in this product supplement assumes that there may be two or more Market Measures to which a specific issuance of the Notes is linked.

•

As set forth in the applicable term sheet, an affiliate of Merrill Lynch & Co., Inc. may be our agent for purposes of determining, among other things, the Starting Value, the Ending Value (and therefore whether the Notes will pay a Step Payment) and the Redemption Amount (in such capacity, the “Calculation Agent”).

•	We will pay interest on the original public offering price (the “Original Public Offering Price”) per unit of the Notes at the rate and on the dates specified in the applicable term sheet.

Payment on the maturity date:

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In addition to any interest that is payable, on the maturity date you will receive a payment (the “Redemption Amount”) that will be based on the direction of and percentage change in the level of the Market Measure from the Starting Value of the Market Measure on the Pricing Date to the Ending Value of the Market Measure on the Valuation Date as specified in the applicable term sheet.

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If the Ending Value of the Market Measure is greater than or equal to (or in the case of Bear Notes, less than or equal to) a percentage of the Starting Value specified in the applicable term sheet (the “Step Level”), you will receive, per unit of the Notes, the Original Public Offering Price plus the Step Payment set forth in the applicable term sheet.

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If the Ending Value of the Market Measure is less than (or in the case of Bear Notes, greater than) the Step Level, but greater than or equal to (or in the case of Bear Notes, less than or equal to) the Threshold Level, you will receive the Original Public Offering Price per unit of the Notes. The applicable “Threshold Level” will be set forth in the applicable term sheet.

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If the Ending Value of the Market Measure is less than (or in the case of Bear Notes, greater than) the Threshold Level, you will lose a percentage of your principal amount based on the percentage decline (or in the case of Bear Notes, increase) in the level of the Market Measure in excess of the Threshold Level, from the Starting Value to the Ending Value, multiplied by a leverage factor (the “Leverage Factor”), which may be 100%. The actual Leverage Factor will be set forth in the applicable term sheet.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this product supplement beginning on page PS-4 and beginning on S-3 in the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is April 29, 2008.

“STEP Income Securities” is a service mark of Merrill Lynch & Co., Inc.

Product Supplement STEPS-1

Page

RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-10
THE MARKET MEASURE	PS-21
UNITED STATES FEDERAL INCOME TAXATION	PS-24
ERISA CONSIDERATIONS	PS-29
USE OF PROCEEDS AND HEDGING	PS-30
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-30

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)
Page
RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)
Page
MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus
Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the general prospectus supplement, the MTN prospectus supplement, any index supplement relating to the Market Measure to which the Notes are linked, and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement, the applicable term sheet or any other prospectus supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.

General

You will not receive a Step Payment at maturity unless the Ending Value of the Market Measure is greater than or equal to (or in the case of Bear Notes, less than or equal to) the Step Level on the Valuation Date

If the Ending Value (as defined herein) of your Notes is less than (or, in the case of Bear Notes, greater than) the Step Level on the Valuation Date, on the maturity date of the Notes you will not receive a Step Payment and your Redemption Amount may be less than, but will not be greater than, the Original Public Offering Price per unit of the Notes, notwithstanding any interest payable on the maturity date and notwithstanding the fact that the value of the Market Measure to which your Notes are linked may be equal to or greater than the Step Level at certain points during the term of the Notes.

Your investment may result in a loss

If the Ending Value is less than (or in the case of Bear Notes, greater than) the Threshold Level specified in the applicable term sheet, the Redemption Amount paid on the maturity date of the Notes will be reduced by an amount equal to the decline in excess of the Threshold Level (or, in the case of Bear Notes, the increase above the Threshold Level), multiplied by the Leverage Factor. This is true even if the value of the Market Measure is equal to or above (or in the case of Bear Notes, equal to or below) the Threshold Level, the Step Level or the Starting Value at certain points during the term of the Notes. As a result, at maturity you may receive less, and possibly significantly less, than the Original Public Offering Price per unit (notwithstanding any interest that is payable on the maturity date). The Leverage Factor may equal 100% (in which case the downside will be unleveraged), and will not be greater than a number that, considering the Threshold Level, could cause you to lose more than your entire investment in the Notes.

Your return is limited and will not reflect the return on a direct investment in the Market Measure or the Market Measure components

The opportunity to participate in possible increases in the price of the Market Measure through an investment in the Notes is limited because your return on the Notes will never exceed the sum of (i) the periodic interest payments over the term of the Notes and (ii) the Step Payment, if any, at Maturity regardless of how much the Ending Value exceeds the Step Level.

In addition, your return on the Notes will not reflect the return you would realize if you actually owned the Market Measure or Market Measure components and received the dividends, distributions or other payments payable on them, if any.

Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

In the ordinary course of their businesses, our subsidiaries and/or affiliates may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients of our subsidiaries and/or affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of our subsidiaries and/or affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by our subsidiaries and/or affiliates.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. In addition, for Notes that are linked to a basket of two or more components, while we describe herein how you can calculate the level of such basket from publicly available information, unless otherwise provided in the applicable term sheet, we will not publish the level of such basket over the term of the Notes and this may limit the trading market for the Notes.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity for the Notes in the trading market.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you wish to transfer the Notes during the term of your investment. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

For Notes linked to a basket of two or more components, price movements in the basket components may not correlate with each other. Even if the value of one or more of the basket components increases (or, in the case of Bear Notes, decreases), price movements of one or more of the other basket components may offset such increases (or, in the case of Bear Notes decreases). Therefore, in calculating the value of the Market Measure on any Valuation Date, favorable changes in the value of one or more of the basket components may be moderated, or wholly offset, by changes in the value of one or more of the other basket components.

You cannot predict the future performance of any basket component, or of the basket as a whole, based on the historical performance of the basket components.

If the Market Measure to which your Notes are linked is an Index, the respective publishers of the Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase (or, in the case of Bear Notes, decrease) in the level of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed the Starting Value or applicable Step Level. However, if you choose to sell your Notes when the value of the Market Measure exceeds (or, in the case of Bear Notes, does not exceed) the Starting Value or applicable Step Level, you may receive less than the Redemption Amount that would be payable based upon that value because of the expectation that the value of the Market Measure will continue to fluctuate until the Valuation Date.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If the Market Measure to which your Notes are linked, or any component of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields in equity-based Market Measures are expected to affect the trading value of the Notes linked to such Market Measures. In general, if dividend yields in an equity-based Market Measure increase, we expect that the trading value of such Notes will decrease (or, in the case of Bear Notes, increase) and, conversely, if dividend yields decrease, we expect that the trading value of such Notes will increase (or, in the case of Bear Notes, decrease).

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Market Measure from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Holders of the Notes linked to an Underlying Stock are not entitled to stockholder’s rights

Holders of the Notes linked to an Underlying Stock will not be entitled to any rights in such Underlying Stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Underlying Company or any third party.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. Unless otherwise indicated in the applicable term sheet, if the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.

Purchases and sales by us and our subsidiaries and/or affiliates may affect your return

We and our subsidiaries and/or affiliates may from time to time buy or sell the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our subsidiaries and/or affiliates or others on our behalf on or before the date an issue of the Notes is priced for initial sale to the public (the “Pricing Date”) may temporarily increase or decrease the prices of a Market Measure or a component of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.

Potential conflicts of interest could arise

As set forth in the applicable term sheet an affiliate of ours may be our agent for the purposes of determining the Starting Value, the Ending Value, and the Redemption Amount. Under certain circumstances, its position as our subsidiary or affiliate and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of a Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure. See the sections entitled “Description of the Notes —Adjustments to the Market Measure Index”, “Description of the Notes—Adjustments to the Underlying Stock” and “Description of the Notes —Discontinuance of the Market Measure” in this product supplement. Any subsidiary or affiliate of ours is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we may control a subsidiary or an affiliate, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co., its subsidiaries or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co., its subsidiaries or its affiliates may acquire non-public information relating to those companies and, in addition, one or more subsidiaries or affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Underlying Company or companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Company or companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The Underlying Company or the composition of those companies does not reflect any investment recommendations of ML&Co., its subsidiaries or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure or with respect to any Underlying Stock

If your Notes are linked to an Underlying Stock or if the Market Measure to which your Notes are linked is otherwise equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the Underlying Stock or in the stocks included in such Market Measure and your return on the Notes at maturity will not reflect the return you would realize if you actually owned the Underlying Stock or the component stocks included in the Market Measure and received the dividends paid on such stock or stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the level of the Underlying Stock or equity-based Market Measure on the applicable Valuation Date. Additionally, the values of certain equity-based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked is the common stock of an underlying company (an “Underlying Company”), the Underlying Company will have no obligations relating to the Notes and no diligence will be performed with respect to any Underlying Company

With respect to Notes linked to the common stock of an Underlying Company (the “Underlying Stock”), we will not be affiliated with any Underlying Company, and no Underlying Company will authorize or approve the Notes in any way. Further, any Underlying Company will have no financial or legal obligation with respect to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. No Underlying Company will receive any of the proceeds of the offering of the Notes and will not be responsible for, and will not participate in, the offering of the Notes and will not be responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes.

Neither ML&Co. nor MLPF&S will conduct any due diligence inquiry with respect to the Underlying Company in connection with an offering of the Notes; and they make no representation as to the completeness or accuracy of publicly available information regarding any Underlying Company or as to the future performance of the Underlying Stock. Any prospective purchaser of the Notes linked to an Underlying Stock should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, or if the Underlying Company is listed on a foreign exchange, your return may be affected by factors affecting international securities markets

The value of an Underlying Stock traded on a foreign exchange (or a Market Measure that includes stocks traded on a foreign exchange or exchanges), is computed by reference to the value of the Underlying Stock (or equity securities of companies) listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in ways different from United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. ML&Co. will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e., energy) or single commodity (i.e., gold). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect to a commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse effect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior, unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. The maturity date for the Notes will be specified in the applicable term sheet. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

ML&Co. will issue the Notes in denominations of whole units each with a principal amount per unit as specified in the applicable term sheet. Unless otherwise specified in the applicable term sheet, the Original Public Offering Price per unit will equal the principal amount per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Unless otherwise indicated in the applicable term sheet, the Notes will pay interest, but will not guarantee any return of principal at maturity. Instead, you will receive a single payment in cash, the amount of which will vary depending on the performance of the Market Measure, and which will be calculated in accordance with the formulas set forth below unless otherwise specified in the applicable term sheet.

Certain terms of the Notes will be described in the applicable term sheet accompanying this product supplement STEPS-1. The terms described in that term sheet will supplement those described herein and in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet will control.

The description of the Notes contained in this product supplement contemplates Notes having a return linked to a single Market Measure. Notes may also be linked to two or more Market Measures. For example, the Step Payment may be payable only if the values of two separate Market Measures are greater (or, in the case of the Bear Notes, less) than their separate Step Levels. Or, as a further example, the Step Payment may be payable if the value of either of two separate Market Measures is greater (or, in the case of the Bear Notes, less) than its respective Step Level. If any Notes are linked to two or more Market Measures, the payment provisions for such Notes will be set out in the applicable term sheet and, to the extent that such terms are inconsistent with those described in this product supplement, the terms described in the applicable term sheet will control.

Step Payment

On the maturity date, beneficial holders of the Notes will receive a payment equal to a percentage of the Original Public Offering Price per unit if the closing level of the Market Measure is greater than or equal to (or in the case of Bear Notes, less than or equal to) the Step Level on the Valuation Date.

The “Step Level” represents a percentage of the Starting Value and will be determined on the Pricing Date and set forth in the applicable term sheet.

The “Step Payment”, if any, is a payment equal to a percentage of the Original Public Offering Price per unit and will be set forth in the applicable term sheet.

Payment on the Maturity Date

Determination of the Redemption Amount

The “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and, unless otherwise provided in the applicable term sheet, will equal:

(i)	If the Ending Value is greater than or equal to the Step Level:

Original Public Offering Price + Step Payment

(ii)	If the Ending Value is less than the Step Level, but greater than or equal to the Threshold Level, Original Public Offering Price; or

(iii)	If the Ending Value is less than the Threshold Level:

Original Public Offering Price	+	[	Original Public Offering Price ×	(	Ending Value – Threshold Level	)	× Leverage Factor	]
Starting Value

If your Notes are Bear Notes, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and, unless otherwise provided in the applicable term sheet, will equal:

(i)	If the Ending Value is less than or equal to the Step Level:

Original Public Offering Price + Step Payment

(ii)	If the Ending Value is greater than the Step Level, but less than or equal to the Threshold Level, the Original Public Offering Price; or

(iii)	If the Ending Value is greater than the Threshold Level:

Original Offering Price	+	[	Original Offering Price ×	(	Threshold Level – Ending Value	)	× Leverage Factor	]
Starting Value

The “Starting Value” (except for an Underlying Stock) will equal the closing level of the Market Measure on the Pricing Date, or a percentage of the closing value of the Market Measure on the Pricing Date, as specified in the applicable term sheet (or, in either case, on such date or dates other than the Pricing Date as specified in the applicable term sheet). The Starting Value for an Underlying Stock will be determined as set forth in the applicable term sheet. The Starting Value will be subject to adjustment for certain corporate events relating to the specified Underlying Company as described in this product supplement.

The “Ending Value” means the closing level of the Market Measure on the Valuation Date. For further information regarding the Ending Value for Underlying Stock, see —“Ending Value of the Underlying Stock” below.

The “Valuation Date” will be a Market Measure Business Day shortly before the maturity date as set forth in the applicable term sheet.

The “Threshold Level” represents a percentage of the Starting Value and will be determined on the Pricing Date and set forth in the applicable term sheet.

The “Leverage Factor” represents a percentage of any decline (or, in the case of Bear Notes, increase) beyond the Threshold Level, and will be set forth in the applicable term sheet. The Leverage Factor may equal 100% and will not be greater than a number that, considering the Threshold Level, could cause you to lose more than your entire investment in the Notes. If the Ending Value is less (or in the case of the Bear Notes, greater than) than the Threshold Value, you will lose some or all of your investment.

We will redeem each Note and pay the Redemption Amount, if any, on the maturity date.

Unless otherwise indicated in the applicable term sheet, if the Market Measure to which your Notes are linked is an equity based index or an Underlying Stock, if the Valuation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the Valuation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Market Measure will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event (as described below under “—Market Disruption Events— Equity Index-Based Market Measures”) on that scheduled Market Measure Business Day.

Unless otherwise indicated in the applicable term sheet, if the Market Measure to which your Notes are linked is commodity-based, if the Valuation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the Ending Value will be determined according to the Market Disruption Calculation (as described below “—Market Disruption Events— Commodity-Based Market Measures”).

Unless otherwise specified in the applicable term sheet, a “Banking Business Day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means (1) with respect to an Underlying Stock, any Trading Day and (2) with respect to any other Market Measure, a day on which the Market Measure or any successor thereto is calculated and published.

Unless otherwise set forth in the applicable term sheet, “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Pricing Date Market Disruption Calculation

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event occurs on the Pricing Date, the Calculation Agent will establish an initial value for the Market Measure (the “Initial Market Measure Level”) and the Starting Value pursuant to the following “Pricing Date Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event (an “Unaffected Component”), both the Initial Market Measure Level and the Starting Value will be based on the exchange published settlement price of such Unaffected Component on the Pricing Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Component”):

(a)	the Calculation Agent will establish the Initial Market Measure level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the last exchange published settlement price for each Affected Component on the Pricing Date;

(b)	the Calculation Agent will adjust the Initial Market Measure Level for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Component on the first day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component. In the event that a Market Disruption Event occurs with respect to any Affected Component on each Market Measure Business Day to and including the third scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the fourth scheduled Market Measure Business Day) will estimate the price of such Affected Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)	the final term sheet made available in connection with sales of the Notes will set forth the Initial Market Measure Level, a brief statement of the facts relating to the establishment of the Initial Market Measure Level (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The Calculation Agent will determine the Market Measure Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Ending Value of an Underlying Stock

Unless otherwise set forth in the applicable term sheet, the “Ending Value” for an Underlying Stock will equal the Closing Market Price (as defined below) of the Underlying Stock on the Valuation Date multiplied by the Price Multiplier. The “Price Multiplier” will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to the Underlying Company described below under “—Adjustments to an Underlying Stock”.

“Closing Market Price” means:

If the Underlying Stock is (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes is) listed or admitted to trading on a national securities exchange in the United States registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one share of Underlying Stock (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, due to the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market of the Underlying Stock (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes) on that date (without taking into account any extended or after-hours trading session).

If the Underlying Stock (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes) is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one share of Underlying Stock (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes) the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the Calculation Agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If the Underlying Stock (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes) is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the Calculation Agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

Interest

The Notes will bear interest at an annual rate specified in the applicable term sheet on the Original Public Offering Price per unit from and including the settlement date or from and including the most recent interest payment date for which interest has been paid or provided for, to but excluding the next succeeding interest payment date or stated maturity date, as applicable. We will pay interest on the Notes in cash in arrears on dates specified in the applicable term sheet. We will pay this interest to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each interest payment date, whether or not a Banking Business Day. Notwithstanding the foregoing, the final payment of interest will be paid to the person to whom ML&Co. delivers Redemption Amount, if any. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Banking Business Day, that interest payment will be made on the next succeeding Banking Business Day and no additional interest will accrue as a result of the delayed payment.

Market Disruption Events

Underlying Stock

“Market Disruption Event” with respect to an Underlying Stock means either of the following events as determined by the Calculation Agent in its sole discretion:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Underlying Stock on the primary market for the Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Underlying Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(B)	a determination by the Calculation Agent in its sole discretion that the event described in clause (A) above could materially interfere with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of a potential hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Underlying Stock will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Underlying Stock;

(4)	a suspension of trading in an options contract on the Underlying Stock by the primary securities market trading in the options contracts related to the Underlying Stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Underlying Stock; or

•	a disparity in bid and ask quotes relating to options contracts on the Underlying Stock will constitute a suspension or material limitation of trading in options contracts related to the Underlying Stock; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Underlying Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Equity-Based Indices

For Market Measures which are equity-based indices, “Market Disruption Event” means either of the following events as determined by the Calculation Agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Market Measure or any Successor Market Measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any Successor Market Measure.

(C)	a determination by the Calculation Agent in its sole discretion that the event described in (A) and (B) above could materially interfere with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of a potential hedge with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any Successor Market Measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any Successor Market Measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clauses (A), (B) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)

any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material potential of a hedge with respect to the Notes that we or our affiliates have effected or could have effected as described below under

“Use of Proceeds and Hedging”.

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Valuation Date, the Ending Value will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	with respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the Valuation Date;

(2)	with respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Valuation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in its sole discretion and in a manner which the Calculation Agent considers commercially reasonable under the circumstances; and

(3)	the Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Dilution Adjustments to Underlying Stock

The Price Multiplier for the Underlying Stock is subject to adjustment by the Calculation Agent as described in this section.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Price Multiplier after the close of business on the Valuation Date. If the Underlying Stock is an American Depositary Receipt (“ADR”), all references herein to Underlying Stock refer to that class of the Underlying Company’s common stock that is represented by such ADR.

No adjustments to the Price Multiplier will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Price Multiplier to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Underlying Stock, including, without limitation, a partial tender or exchange offer for the Underlying Stock.

MLPF&S as Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying by the Underlying Company.

ML&Co. will, within ten Banking Business Days following the occurrence of an event that requires an adjustment to the Price Multiplier, or, if later, within ten Banking Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

Stock splits and reverse stock splits

If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier relating to the Underlying Stock will be adjusted to equal the product of the prior Price Multiplier and the number of shares which a holder of record of one share of Underlying Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Underlying Stock is subject to a (i) stock dividend (i.e., issuance of additional shares of Underlying Stock) that is given ratably to all holders of record of the Underlying Stock or (ii) distribution of Underlying Stock as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•

the number of the shares of Underlying Stock which a holder of one share of Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned or been entitled to receive immediately following that date as a result of such dividend;

provided that no adjustment will be made for a stock dividend for which the number of shares of Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends

There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Underlying Stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of Underlying Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of Underlying Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the Underlying Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Underlying Stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock pursuant to a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the Banking Business Day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the Calculation Agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If prior to the maturity date of the Notes:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or a irrevocable commitment to transfer all such shares of Underlying Stock outstanding to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination or consolidation and is the surviving entity but results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or
(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 (an event in clauses (a) through (i) a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the Calculation Agent shall, in its sole discretion (A) make such adjustment to the Price Multiplier or to the method of determining the amount payable on each Note or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of such Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Stock or to the Notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on such options exchange and (B) determine the effective date of that adjustment, or if the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the

Calculation Agent may cause the Notes to be accelerated to the fifth Banking Business Day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes except you will not be entitled to any interest that would have accrued had the Notes not been accelerated nor will you be entitled to a Step Payment.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Notes will be accelerated to the fifth Banking Business Day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes except you will not be entitled to any interest that would have accrued had the Notes not been accelerated nor will you be entitled to a Step Payment. If the Calculation Agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the method of determining the amount payable on the Notes described in this section, but may instead make adjustments in its discretion to the Price Multiplier or the method of determining the amount payable on the Notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. ML&Co. will provide notice of that election to the trustee not more than two Trading Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will detail in that notice the actual adjustment made to the Price Multiplier or to the method of determining the amount payable on the Notes.

Adjustments to a Market Measure Index

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business for each Market Measure Business Day, make any adjustments in its sole discretion and good faith judgment which may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “Successor Market Measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the Market Measure with a Successor Market Measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a Successor Market Measure, ML&Co. will cause notice to be given to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication or disallows use of a Market Measure and:

•	the Calculation Agent does not select a Successor Market Measure; or

•	the Successor Market Measure is not published on a Valuation Date,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance or disallowance. If a Successor Market Measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the Successor Market Measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication or disallows the use of the Market Measure before a Valuation Date and the Calculation Agent determines that no Successor Market Measure is available at that time, then on each Market Measure Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a Successor Market Measure is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount, as described in the preceding paragraph as if that day were a Valuation Date. The Calculation Agent will arrange for information with respect to these values to be made available by telephone.

Unless otherwise provided in the applicable term sheet, a “Business Day” is any day on which (i) the Market Measure or any Successor Market Measure, if any, that have not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any Successor Market Measures, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure, used to calculate a substitute level for a Market Measure following a discontinuance, as discussed above, are open for trading. For the purposes of this definition, as applicable to Notes linked to a basket, “Market Measure” refers to any basket component or components.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Public Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes. Additionally, if the Notes are accelerated, you will not be entitled to any interest that would have accrued had the Notes not been accelerated.

In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE MARKET MEASURE

General

The Market Measure (as defined below) to which a specific issue of Notes is linked will be set forth in the applicable term sheet. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each of which may be called a term sheet or an index supplement). Each Market Measure will allow investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

A “Market Measure” may be a single stock, a basket of single-stocks, a commodity- or equity-based index, a basket of indices, the value of a single commodity or item, or any other statistical measure of economic or financial performance including, but not limited to, any consumer price or mortgage index, or any combination thereof. As may be set forth in an applicable term sheet, the Notes may be linked to two or more Market Measures and payment on the Notes may be determined by comparison or combination of the levels of those Market Measures. In such a case, to the extent it is different from the information set forth herein, the applicable term sheet will set forth the method for determining the Starting Value, the Ending Value, or the Redemption Amount. Any reference to “Market Measure” assumes that there may be two or more Market Measures to which a specific issuance of the Notes is linked.

Underlying Stock

For Notes linked to an Underlying Stock, any information regarding the Underlying Company or the Underlying Stock will be derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of this information. Any Underlying Stock will be registered under the Securities Exchange Act of 1934. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s web site. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither ML&Co. nor any of its subsidiaries or affiliates makes any representation to any purchaser of the Notes as to the performance of the Underlying Stock.

ML&Co. will not be affiliated with any Underlying Company. Any Underlying Company will have no obligations with respect to the Notes. This product supplement and any related term sheet relates only to the Notes and does not relate to the Underlying Stock or other securities of the Underlying Company. All disclosures contained in this product supplement or any related term sheet regarding the Underlying Company will be derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has or will participate in the preparation of the publicly available documents described above. Neither ML&Co. nor MLPF&S has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Underlying Stock have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Underlying Stock on the Valuation Date and therefore could affect your Redemption Amount. Neither ML&Co. nor any of its subsidiaries or affiliates makes any representation to any purchaser of the Notes as to the performance of the Underlying Stock.

ML&Co. or its subsidiaries or affiliates may presently or from time to time engage in business, directly or indirectly, with any Underlying Company including extending loans to, or making equity investments in, any Underlying Company or providing investment banking or advisory services to any Underlying Company, including merger and acquisition advisory services. In the course of that business, ML&Co. or its subsidiaries or affiliates may acquire non-public information with respect to any Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to any Underlying Company.

Any prospective purchaser of the Notes should undertake an independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Baskets

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a specified portion of the value of the basket on the Pricing Date. The basket components may be assigned with equal or unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers for each individual basket component will be subject to adjustment in accordance with the procedures for adjusting the Price Multiplier as described in the section entitled “Description of the Notes—Adjustments to a Market Measure Index” and “Description of the Notes—Adjustment to an Underlying Stock”.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on the Valuation Date and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This is the closing level of each basket component on the hypothetical pricing date.
(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

UNITED STATES FEDERAL INCOME TAXATION

The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement.

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”), as to certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, entities classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons subject to the alternative minimum tax, or persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this pricing supplement). The following discussion also assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (d) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the Maturity Date equal to the principal amount of the Notes and bearing stated interest at the stated interest rate for the Notes (the “Interest Rate”) and (ii) a cash-settled financial contract (the “Financial Contract”) pursuant to which the holder is required to use the principal payment due on the Debt Instrument to make a payment to ML&Co. on the Maturity Date in exchange for cash in an amount equal to the Redemption Amount. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Based upon the foregoing, assuming that the Interest Rate exceeds the rate which ML&Co. would issue a fixed rate debt instrument that provides for no contingent payments but which otherwise has terms and conditions similar to the Notes, a U.S. Holder who acquires a Note in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for its fair market value as of the Issue Date and as having received an initial payment (the “Initial Financial Contract Payment”) with respect to the Financial Contract. The initial payment deemed to have been received by a U.S. Holder with respect to the Financial Contract (i.e., the Initial Financial Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Financial Contract on the earlier of the sale or other disposition of the Note by the U.S. Holder or on the maturity date. ML&Co.’s allocation of the original issue price (i.e., the Original Public Offering Price) will be binding on a U.S. Holder of a Note, unless the U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The characterization and tax treatment of the Notes described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and tax treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization or tax treatment described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations and tax treatments of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization, tax treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Note

Notes with Maturities of More than One Year

In the event the Notes have a maturity of more than one year (“Long-Term Notes”), the following discussion will apply.

Interest on the Debt Instrument. A U.S. Holder will include “qualified stated interest” equal to the stated interest on the Long-Term Notes in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). In addition, the U.S. Holder’s tax basis in the Debt Instrument will initially be equal to the fair market value of the Debt Instrument as of the Original Issue Date.

Settlement of the Financial Contract. Upon the final settlement of the Financial Contract on the Maturity Date, a U.S. Holder would be deemed to have applied an amount (the “Financial Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Financial Contract Payment received by the U.S. Holder toward the receipt of the cash payment at maturity. Accordingly, such U.S. Holder should be required to recognize gain or loss with respect to the Financial Contract to the extent that the amount of such cash payment differs from the Financial Contract Payment Amount. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year as of the Maturity Date. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, any cash received on the Maturity Date that is attributable to accrued interest on the Debt Instrument would be taxed as described under “—Tax Treatment of a Note—Notes with a Maturity of More than One Year—Interest on the Debt Instrument” above.

Sale or Exchange of the Long-Term Notes. Upon a sale or exchange of a Long-Term Note prior to the Maturity Date, a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and that U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would be short-term or long-term capital gain or loss (depending on the U.S. Holder’s holding period for the Long-Term Notes). For these purposes, any amount attributable to accrued interest on the Debt Instrument (i.e., accrued Debt Instrument Interest Payments) would be taxed as described under “—Tax Treatment of a Note—Notes with a Maturity of More than One Year—Interest on the Debt Instrument” above.

Premium. If a U.S. Holder purchases the Debt Instrument Component of a Long-Term Note for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest, a U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to that excess. A U.S. Holder may elect to amortize that premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of that excess for the taxable year. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the IRS.

Notes with Maturities of One Year or Less

In the event the Notes have a maturity of one year or less (“Short-Term Notes”), the following discussion will apply.

Interest on the Debt Instrument. Because the maturity date of the Short-Term Notes is one year or less after the issue date of the Notes, the Debt Instrument will be treated as having been issued with original issue discount. In general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument and (ii) all interest payable on the Debt Instrument at the Interest Rate throughout the term of the Debt Instrument (the “Interest Payments”) over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal the fair market value of the Debt Instrument as of the issue date. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Under the foregoing rules, a U.S. Holder will not be required to separately include the Interest Payments in such U.S. Holder’s income, regardless of the U.S. Holder’s regular method of tax accounting. For these purposes, an initial U.S. Holder’s tax basis in the Debt Instrument will initially be the fair market value of the Debt Instrument as of the Original Issue Date. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any payments of stated interest (i.e., the Interest Payments) previously received by the U.S. Holder with respect to the Debt Instrument.

Settlement of the Financial Contract. Upon the final settlement of the Financial Contract on the Maturity Date, a U.S. Holder would be deemed to have applied an amount (the “Financial Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Financial Contract Payment received by the U.S. Holder toward the receipt of the cash payment at maturity. Accordingly, such U.S. Holder should be required to recognize gain or loss with respect to the Financial Contract to the extent that the amount of such cash payment differs from the Financial Contract Payment Amount. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, any cash received on the Maturity Date that is attributable to accrued interest on the Debt Instrument would be taxed as described under “—Tax Treatment of a Note—Notes with a Maturity of One Year or Less—Interest on the Debt Instrument” above.

Sale or Exchange of the Short-Term Notes. Upon a sale or exchange of a Short-Term Note prior to the Maturity Date, a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and that U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would generally be short-term capital gain or loss (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, any amount attributable to accrued interest on the Debt Instrument (i.e., accrued Debt Instrument Interest Payments) would be taxed as described under “—Tax Treatment of a Note—Notes with a Maturity of One Year or Less—Interest on the Debt Instrument” above.

Possible Alternative Tax Treatments of an Investment in a Note

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under other alternative U.S. federal income tax characterizations or treatments, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis (possibly in excess of any interest payments), and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized with respect to the Notes, will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Notes subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Note may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STEP Income SecuritiesSM

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

April 29, 2008

“STEP Income Securities” is a service mark of Merrill Lynch & Co., Inc.